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                                                                    EXHIBIT 12.1

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                                     (Unaudited)
                                                                                  Three Months Ended
                                                                                  ------------------
                                                                                May 25,        May 26,
                                                                                 2002            2001
                                                                                 ----            ----
                                                                          (Dollars in thousands, except ratios)
Earnings:
      Income before income taxes                                                $46,841         $30,821
      Add:
           Interest on indebtedness                                               2,925           6,422
           Equity income (loss) net of distributions                                215              (9)
           Minority losses                                                          329             255
           Portion of rents representative of the interest factor                 1,611           1,611
           Amortization of capitalized interest                                     312             485
                                                                                -------         -------
                Adjusted earnings                                               $52,233         $39,585
                                                                                =======         =======
Fixed charges:
           Interest on indebtedness                                               2,925           6,422
           Portion of rents representative of the interest factor                 1,611           1,611
           Capitalized interest                                                       -             647
                                                                                -------         -------
                Total fixed charges                                             $ 4,536         $ 8,680
                                                                                =======         =======


                Ratio of earnings to fixed charges                                11.52            4.56
                                                                                =======         =======
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